Exhibit 10.2

Employment AGREEMENT

This Employment Agreement (“Agreement”) is made between Invivyd, Inc., a Delaware corporation (the “Company”), and Michael Mina (“Executive”), this 31st day of July, 2026.

WHEREAS, the Company and the Executive have entered into that certain Offer Letter, dated February 24, 2026 (the “Offer Letter”), pursuant to which Executive has provided services to the Company as the Chief Medical Officer from on or about March 5, 2026, through the effective date of this Agreement (the “Offer Letter Period”);

WHEREAS, the Company desires to employ Executive in the role of Chief Medical Officer and Chief Epidemiologist of the Company, providing Executive with certain compensation and benefits in return for such full-time employment services, and Executive desires to accept such full-time employment and provide personal services to the Company in return for certain compensation and benefits set forth below;

WHEREAS, the Company and Executive desire for this Agreement to be effective as of July 31, 2026 (the “Effective Date”) and for this Agreement to supersede the Offer Letter, in its entirety, as of the Effective Date;

WHEREAS, as a condition of employment, Executive entered into an Employee Proprietary Information and Inventions Assignment Agreement on March 4, 2026 (“PIIA Agreement”), attached as Appendix B; and

WHEREAS, Executive hereby reaffirms the PIIA Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements found below and other good and valuable considerations, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.
Employment.
(a)
Term. The Company shall continue to employ Executive and Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions found below (the “Term”). Executive’s employment with the Company shall be “at will,” meaning that Executive’s employment may be terminated by the Company or Executive at any time and for any reason subject to the terms of this Agreement.
(b)
Position and Duties. Executive shall serve as the Chief Medical Officer and Chief Epidemiologist and shall have such powers and duties as customarily associated with such position, and as may from time to time be prescribed by the Chief Executive Officer of the

Company (the “CEO”). Executive shall report to the CEO and shall be subject to the direction and control of the CEO.
(c)
Outside Activities. Executive will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability. Executive will devote substantially all of Executive’s business efforts and time to the Company. Executive agrees not to engage actively in any other employment, occupation, or consulting activity for any direct or indirect remuneration which may or could potentially constitute a conflict of interest or otherwise interfere with Executive’s obligations to the Company without the prior approval of the CEO or Board, or of an Officer delegated by the CEO or the Chairperson of the Board; provided, however, that Executive may, without such approval, serve in any capacity with any civic, educational, or charitable organization, participate in industry affairs, and manage Executive’s personal passive investments, and engage in the activities set forth in Appendix A to this Agreement, provided that in each case such services do not materially interfere with Executive’s obligations to the Company, create a conflict of interest, violate any of Executive’s Continuing Obligations (as defined in Section 9 below), violate any terms of the PIAA or cause any reputational damage to the Company as reasonably determined by the Board. Executive may retain any compensation or benefits received as a result of any such consented to service without any offset in respect of any compensation or benefits to be provided.
2.
Compensation and Related Matters. This Section 2 sets forth the compensation and benefits to be provided to Executive during the Term.
(a)
Base Salary. The Company will pay Executive, as compensation for the performance of Executive’s duties and obligations, a base salary at the rate of $535,000 per year. Except for the 2026 calendar year (for which there shall be no salary review), Executive’s salary shall be subject to annual review not later than March 31st of each year for possible increase by the Board or the Compensation Committee of the Board (the “Compensation Committee”), which may be adjusted from time to time. The base salary in effect at any given time is referred to as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.
(b)
Incentive Compensation. Executive shall be eligible to participate in an annual cash incentive compensation plan that the Company offers to its executive officers (the “Annual Bonus Plan”). Executive will be eligible to earn an annual bonus for each full calendar year completed (the “Annual Bonus”). Executive’s target Annual Bonus will be 45% percent of Executive’s Base Salary (the “Target Bonus”) in effect on January 1st of the applicable performance period. For 2026, Executive’s target Annual Bonus will be prorated for the period March 5, 2026 through December 31, 2026 and will be based on Executive’s actual earnings during the 2026 performance period. The actual Annual Bonus payable to Executive with respect to a performance period will be determined by the Board or the Compensation Committee based on achieving performance goals and objectives for such calendar year as reasonably determined by the Compensation Committee. Executive’s Annual Bonus shall be paid as soon as administratively practicable after the end of the performance period, but in no event later than the March 15th immediately following such period; provided, that Executive must remain continuously employed by the Company through the date on which the Annual Bonus is paid, subject to any recoupment as set forth in Section 23 of this Agreement, in order to be eligible to earn and receive the Annual Bonus (except as otherwise provided in Section 4(c) or 5(a)).
(c)
Option Award. Subject to approval by the Board (or any authorized committee thereof), the Company shall grant Executive an option (the “Option”) to purchase 1,125,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of a share of the Company’s common stock on the grant date, as determined by the Board (or any authorized committee ), pursuant to the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and the applicable stock option grant notice and stock option agreement to be provided to Executive (together with the Plan, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, Section 5 and Section 6 of this Agreement, as applicable, shall apply in the event of a termination by the Company without Cause or by Executive for Good Reason (as such terms are defined below). Except as otherwise provided in this Agreement, the Option will vest, subject to the terms and conditions of the Equity Documents, with 25% of the shares subject to the Option vesting upon the first anniversary of the Effective Date and the remaining 75% of the shares subject to the Option vesting over the subsequent 3-year period in substantially equal monthly installments at a rate of 1/48th of the total shares subject to the Option, subject to Executive’s continuous service to the Company as of each such vesting date. For avoidance of doubt, the option to purchase 375,000 shares of the Company’s common stock granted to Executive on April 1, 2026 shall remain in full force and effect pursuant to the terms and conditions of the Company’s 2026 Inducement Plan (the “2026 Inducement Plan”) and the applicable stock option grant notice and stock option agreement (together with the 2026 Inducement Plan, the “2026 Inducement Plan Equity Documents”); provided, however, and notwithstanding anything to the contrary in the 2026 Inducement Plan Equity Documents, Section 5 and Section 6 of this Agreement, as applicable, shall apply in the event of a termination by the Company without Cause or by Executive for Good Reason (as such terms are defined below).
(d)
Deferred Award. Invivyd will pay you a one-time Deferred Award of $225,000.00 (“Deferred Award”) less applicable deductions and withholdings, which will be paid on or around, but not later than, December 31, 2026. The Deferred Award will be considered earned on the twelve (12) month anniversary of the Effective Date of this Agreement (“Deferred Award Anniversary Date”). If, for any reason other than Termination by the

Company without Cause or Termination by Executive for Good Reason, you are not an employee of Invivyd in good standing on the Deferred Award Anniversary Date, you agree and authorize Invivyd to deduct any amounts of this Deferred Award owed by you from your paycheck(s) to the maximum extent permitted by law, after which time you will remain responsible for the net, after-tax amount of the remaining Deferred Award, which you agree to repay to Invivyd within thirty (30) calendar days of the effective date of your separation. In addition, you agree that the Deferred Award is not wages, salary, commissions, incentive compensation, or other compensation tied to specific job performance.
(e)
Expenses. The Company shall promptly pay or reimburse Executive for all reasonable expenses incurred by Executive while performing services to the Company, including but not limited to travel expenses and attendance at industry events, in accordance with the policies and procedures then in effect and established by the Company for its executive officers, but in no event later than thirty (30) days submission of a reimbursement request in accordance with such policies or procedures.
(f)
Other Benefits. Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
(g)
Paid Time Off. Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.
(h)
Stock Ownership Guidelines. Executive shall be subject to the Company’s Executive Stock Ownership Guidelines while providing services under this Agreement.
(i)
Treatment of Equity Awards upon a Change in Control. The following provisions shall apply to any award granted under the Plan or any other plan, agreement or arrangement based on the value of a share of the Company’s common stock on or after the Effective Date (collectively, the “Equity Awards”) to the extent the Equity Awards are assumed, continued or substituted by the surviving or acquiring entity (or its parent) in connection with a Change in Control (as defined in the Plan) and Executive continues to provide services to the Company or its successor following such Change in Control.
(i)
Except as otherwise provided in the Change in Control transaction’s definitive agreement, the Plan or the applicable award agreement, or as set forth in Section 6 below, Equity Awards subject to vesting solely on account of completing periods of covered employment or service (collectively, the “Time-Based Equity Awards”) shall not immediately accelerate and become fully vested and exercisable or non-forfeitable on such a Change in Control, and
(ii)
all other Equity Awards, including but not limited to performance stock units vesting based on achieving pre-established performance goals (collectively, the “Performance-Based Equity Awards”) shall be governed by the terms of the Plan and the applicable award agreement.
3.
Termination. Executive’s employment may be terminated without any breach of this Agreement under the following circumstances:
(a)
Death. Executive’s employment shall terminate upon death.
(b)
Disability. The Company may terminate Executive’s employment if Executive is disabled and unable to perform or expected to be unable to perform the essential functions of Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive’s then-existing position or positions with or without reasonable accommodation, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom Executive or Executive’s guardian has no reasonable objection as to whether Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on Executive.
(c)
Termination by the Company for Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:
(i)
Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company for Executive’s or another’s benefit or any material breach of a written agreement between Executive and the Company, including without limitation a material breach of this Agreement or the PIIA Agreement;
(ii)
Executive’s conviction of, or pleading no contest to, a felony under the laws of the United States or any state (other than in connection with a traffic violation that does not result in imprisonment) or any crime that results in Executive’s incarceration in a federal, state, or local jail or prison;
(iii)
Executive’s material and willful misconduct in the performance of Executive’s duties or Executive’s willful or repeated failure or refusal to substantially perform assigned duties (other than any such failure of refusal resulting from Executive’s incapacity due to physical or mental illness), in any case, which willful misconduct, failure or refusal has continued for more than thirty (30) days following written notice from the CEO of such willful misconduct, failure or refusal;
(iv)
Any act of fraud, embezzlement or material misappropriation committed by Executive against the Company (other than good faith expense account disputes);
(v)
Willful engaging by Executive in any act that brings or is reasonably likely to bring the Company into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company; or
(vi)
Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of this Section 3(c), no act, or failure to act, on Executive’s part shall be deemed “willful” if done, or omitted to be done, by Executive in good faith and with reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company.

In the case of any termination for Cause, the Company shall provide written notice to Executive setting forth to a reasonable extent at least the principal acts or omissions of Executive giving rise to Cause for termination. It is agreed to by the parties that below par or below average financial performance of the Company and/or its subsidiaries, in and of itself shall not constitute Cause for employment termination under this Agreement.

A termination for Cause under this Section 3(c) (other than with respect to Section 3(c)(ii)) shall in no event become effective under the Agreement unless the provisions of this paragraph are complied with. Executive must be given written notice by the Company of the intention to terminate Executive’s employment for Cause, such notice to be given within three (3) months of the Company learning of such act or acts or failure or failures to act. Executive shall have ten (10) days after the date that such written notice has been given to Executive in which to cure such conduct, to the extent such cure is possible. If Executive fails to cure such conduct, Executive shall then be terminated for Cause.

(d)
Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause. Any termination by the Company of Executive’s employment under this Agreement, which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of Executive under Section 3(a) or 3(b), shall be deemed a termination without Cause.
(e)
Termination by Executive. Executive may terminate employment at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that Executive has completed all steps of the Good Reason Process (defined below) following the occurrence of any of the following events without Executive’s consent (each, a “Good Reason Condition”):
(i)
a material diminution in Executive’s title, responsibilities, authority or duties;
(ii)
a Change in Control following which either: (A) Executive is not Chief Medical Officer of the Company or, (B) the Company becomes a subsidiary of one or more entities of, following the Change in Control, the post-consummation ultimate parent entity of the Company;
(iii)
a material breach of this Agreement by the Company, including without limitation, a reduction of Executive’s Base Salary or Target Bonus in violation of Section 2(a) or 2(b) (except for across-the-board salary reductions of not more than ten percent (10%) similarly affecting all or substantially all senior management employees of the Company), or the failure of the Company to obtain the assumption in writing of the Company’s obligations to Executive under this Agreement by any successor as required under Section 13 below; or
(iv)
a change in the Company’s corporate headquarters that would increase Executive’s one-way commute from Executive’s residence in Saratoga Springs, New York to the Company’s corporate headquarters located at 209 Church Street, New Haven Connecticut by more than fifty (50) miles.

(f)
Good Reason Process. The “Good Reason Process” consists of the following steps:
(i)
Executive reasonably determines in good faith that a Good Reason Condition has occurred;
(ii)
Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such condition;
(iii)
Executive cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition (to the extent such cure is possible);
(iv)
Notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and
(v)
Executive terminates employment within sixty (60) days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.
Matters Related to Termination.
(a)
Notice of Termination. Except for termination as specified in Section 3(a), any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon.
(b)
Date of Termination. “Date of Termination” shall mean: (i) if Executive’s employment is terminated by death, the date of death; (ii) if Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if Executive’s employment is terminated by the Company without Cause under Section 3(d), thirty (30) days after the date on which a Notice of Termination is given or a later date otherwise specified by the Company in the Notice of Termination; (iv) if Executive’s employment is terminated by Executive under Section 3(e) other than for Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (v) if Executive’s employment is terminated by Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination, and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
(c)
Accrued Obligations. If Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to Executive (or to Executive’s authorized representative or estate): (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); and (iii) any vested benefits Executive may have under any employee benefit plan or compensation arrangement of the Company (including equity compensation plans and insurance coverages) through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. In the event that Executive terminates employment due to death or disability, in accordance with Sections 3(a) and 3(b) above, Executive (or in the case of death, Executive’s estate) shall be entitled to receive the Severance Earned Bonus (as defined in Section 5(a)) at the same time bonuses are paid to other employees who are actively employed by the Company. The amounts described under this Section 4(c) are referred to below as the “Accrued Obligations.”
(d)
Resignation of All Other Positions. To the extent applicable, Executive shall be deemed to have resigned from all officer and board member positions that Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of Executive’s employment for any reason. Executive shall execute any documents in a form as may reasonably be requested by the Company to confirm or effectuate any such resignations.
5.
Severance Pay and Benefits Upon Termination by the Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or Executive terminates employment for Good Reason as provided in Section 3(e), then, in addition to the Accrued Obligations, and subject to (i) Executive signing and allowing to become effective a separation agreement and release in a form substantially the same as set forth in Appendix C to this Agreement (the “Separation Agreement”), which provides that if Executive materially breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease, and (ii) the Separation Agreement becoming irrevocable, all within sixty (60) days after the Date of Termination (or such shorter period as set forth in the Separation Agreement):
(a)
Cash Severance. The Company shall pay Executive an amount equal to nine (9) months of Executive’s Base Salary (the “Severance Amount”). In the event that

Executive’s employment is terminated after the end of the calendar year but prior to the payment of any Annual Bonus for the immediately preceding calendar year, Executive shall be entitled to receive a lump sum payment of any unpaid Annual Bonus that Executive would otherwise have been eligible for based on achievement of the applicable performance goals and objectives, without any reduction for individual performance, with respect to such immediately preceding calendar year (the “Severance Earned Bonus”).
(b)
COBRA Premiums. Subject to Executive’s copayment of premium amounts at the applicable active employees’ rate and Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Executive if Executive had remained employed by the Company until the earliest of (A) the nine (9) month anniversary of the Date of Termination; (B) the date that Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to Executive for the time period specified above. Such payments to Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.
(c)
Delayed Forfeiture of Time-Based Equity Awards. Notwithstanding anything to the contrary in any Time-Based Equity Awards, if the Separation Agreement becomes effective, the unvested portions of all Time-Based Equity Awards shall not terminate or be forfeited on the Date of Termination, but rather shall remain outstanding until 3 months after the Date of Termination (the “Pre-CIC Protection Period”). If the Company has not, prior to the end of the Pre-CIC Protection Period, entered into a definitive agreement that, if closed, would result in a Change in Control (a “P&S Agreement”), then the unvested portion of the Time-Based Equity Awards shall terminate and be forfeited as of the end of the Pre-CIC Protection Period. If the Company, prior to the end of the Pre-CIC Protection Period, enters into a P&S Agreement, then the Time-Based Equity Awards shall remain outstanding and become fully vested upon a Change in Control resulting from such agreement, and all such awards that are assumed or continued in the Change in Control resulting from such agreement, and all such awards that are assumed or continued in the Change in Control transaction shall remain outstanding until the later of (i) the end of the Pre-CIC Protection Period and (ii) ninety (90) days after such Change in Control. Unvested Time-Based Equity Awards shall terminate and be forfeited if the Company abandons a sale of the Company as contemplated under the P&S

Agreement entered into during the Pre-CIC Protection Period. No additional vesting of the Time-Based Equity Awards shall occur following the Date of Termination except on account of a Change in Control during or after the Pre-CIC Protection Period as specifically provided above. For the avoidance of doubt, any unvested Performance-Based Equity Awards shall terminate and be forfeited on the Date of Termination unless otherwise provided by the terms of the Plan or the applicable award agreement. Notwithstanding anything within to the contrary, no Time-Based Awards shall remain outstanding following the original expiration date of such award, as set forth in the applicable award agreement.
(d)
Severance Payment Timing. The amounts payable under Section 5, (other than the Severance Earned Bonus, as applicable), to the extent taxable, shall be paid or commence to be paid within thirty (30) days after the Date of Termination (or such longer period as required in order to have an enforceable release, but in no event later than seventy (70) days after the Date of Termination); provided, however, that if the period applicable to Executive’s termination of employment begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid or commence to be paid in the second calendar year by the last day of such period. The Severance Amount shall be paid in a single lump sum, and the Severance Earned Bonus, if any, shall be paid at the same time as if Executive had remained employed with the Company through the payment date.
6.
Severance Pay and Benefits Upon Termination by the Company without Cause or by Executive for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if: (i) Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by Executive for Good Reason as provided in Section 3(e); and (ii) the Date of Termination is during the Change in Control Period. The “Change in Control Period” shall begin on the earlier of (a) the signing of a P&S Agreement and (b) the date that is 3 months prior to the closing of a Change in Control and shall end on the date that is twelve (12) months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect after the Change in Control Period. In no event will Executive be entitled to severance benefits under both Section 5 and Section 6 of this Agreement. If the Company has commenced providing severance pay and benefits to Executive under Section 5 prior to the date that Executive becomes eligible to receive severance pay and benefits under this Section 6, the severance pay and benefits previously provided to Executive under Section 5 shall reduce the severance pay and benefits to be provided under this Section 6.

If Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or Executive terminates employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement by Executive and the Separation Agreement becoming fully effective, all within the time frame set forth in the Separation Agreement but in no event more than sixty (60) days after the Date of Termination:

(a)
Cash Severance. The Company shall pay Executive a lump sum in cash in an amount equal to the sum of (A) twelve (12) months’ of Executive’s then-current Base Salary (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher), and (B) Executive’s Target Bonus for the then-current year (or Executive’s Target Bonus in effect immediately prior to the Change in Control, if higher), plus, if applicable, any Severance Earned Bonus (the “Change in Control Payment”).
(b)
COBRA Premiums. Subject to Executive’s copayment of premium amounts at the applicable active employees’ rate and Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Executive if Executive had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the date that Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to Executive for the time period specified above. Such payments to Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.
(c)
Accelerated Vesting of Equity Awards. Notwithstanding anything to the contrary in any Equity Award, the Time-Based Equity Awards shall immediately accelerate and become fully vested and exercisable or nonforfeitable as if Executive had remained employed with the Company as of the later of (i) the Date of Termination (or, if later, the Change in Control) or (ii) the effective date of the Separation Agreement (the “Accelerated Vesting Date”), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of such Equity Awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (A) the effective date of the Separation Agreement (at which time acceleration will occur), or (B) the date that the Separation Agreement can no longer become fully effective (at which time the unvested portion of Executive’s Time-Based Equity Awards will terminate or be forfeited). Notwithstanding the foregoing, no additional time-based vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date except as specifically provided in this Section 6(c).
(d)
Change in Control Payment Timing. The amounts payable under this Section 6, to the extent taxable, shall be paid or commence to be paid within seventy (70) days after the Date of Termination or, if later, the Change in Control; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.
7.
280G Limitation.
(a)
Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in Executive receiving a higher After Tax Amount (as defined below) than Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)
For purposes of this Section 7, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)
For purposes of determining whether and the extent to which the Aggregate Payments will be subject to the excise tax, (i) no portion of the Aggregate Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Aggregate Payments shall be taken into account which, in the written opinion of independent auditors or advisors of nationally recognized standing (“Independent Advisors”) selected by the Company prior to a Change in Control, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the excise tax, no portion of such Aggregate Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Aggregate Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Independent Advisors shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. Any determination by the Independent Advisors shall be binding upon the Company and Executive.
8.
Section 409A.
(a)
Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement or otherwise on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the 6-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).
(d)
The parties intend that this Agreement will be administered in a manner not intended to violate Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). Any such payment that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral (each as described in Treasury regulations issued under Section 409A) shall be excluded from Section 409A to the greatest extent possible. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)
The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9.
Continuing Obligations.
(a)
PIIA Agreement. As a condition of entering into this Agreement, Executive hereby reaffirms the PIIA Agreement in its entirety, which is attached as Appendix B. For purposes of this Agreement, the obligations in this Section 9 and those that arise in the PIIA Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants that may later be agreed to by Executive shall collectively be referred to as the “Continuing Obligations.”
(b)
Third-Party Agreements and Rights. Executive confirms that Executive is not bound by the terms of any agreement with any previous employer or other party, which restricts in any way Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or Executive’s engagement in any business. Executive represents to the Company that Executive’s execution of this Agreement as of the Effective Date, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any such previous employer or other party. In Executive’s work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)
Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes Executive may have knowledge or information. Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel upon reasonable notice to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out‑of‑pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 9(c), which shall be in addition to its obligations to provide indemnification to Executive.

(d)
Non-Disparagement. Executive agrees not to disparage the Company, and/or the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process. Executive further agrees to delete or otherwise remove any and all disparaging public comments or statements that Executive made about or relating to the Company, including, but not limited to, comments in online forums or on websites (including, but not limited to, Facebook, Glassdoor, Yelp, and LinkedIn), as applicable.
(e)
Relief. Executive agrees that it would be difficult to measure any damages caused to the Company that might result from any breach by Executive of the Continuing Obligations, and that in any event monetary damages would be an inadequate remedy for any such breach. Accordingly, Executive agrees that if Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
10.
Consent to Jurisdiction. The parties consent to the jurisdiction of the state and federal courts of Connecticut in connection with any court action relating to this Agreement. Accordingly, with respect to any such court action, Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
11.
Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter within and supersedes all prior agreements between the parties concerning such subject matter, provided that the PIIA Agreement and the agreements governing any Equity Awards remain in full force and effect.
12.
Withholding; Tax Effect. All payments made by the Company to Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
13.
Successors and Assigns. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death as well as any beneficiaries duly designated by Executive prior to death in accordance with its terms, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. The Company shall require its respective successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Notwithstanding the foregoing, the Company shall remain, with such successor, jointly and severally liable for all of their obligations of this Agreement. Except as provided within, this Agreement may not otherwise be assigned by the Company and any attempted assignment in contravention will be null and void. In the event of Executive’s death after Executive’s termination of employment but prior to the completion by the Company of all payments due to Executive under this Agreement, the Company shall continue such payments to Executive’s beneficiary designated in writing to the Company prior to Executive’s death (or to Executive’s estate, if Executive fails to make such designation). Executive may designate one or more persons or entities as the primary or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing reasonably acceptable to the Board or the Board’s designee. Executive may make or change such designation at any time. Except as approved by the Board or the Board’s designee, none of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
14.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of Executive’s employment to the extent necessary to effectuate the terms contained within, including but not limited to the Company’s obligation to make severance payments or provide indemnification and Executive’s obligations to comply with the Continuing Obligations.
16.
Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and (i) delivered in person, (ii) sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Legal Officer or (iii) sent via email to Executive at Executive’s Company email address or, in the case of the Company, to the CEO’s or Chief Legal Officer’s Company email address.
18.
Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.
19.
Indemnification. The Company will (i) indemnify Executive with respect to claims against Executive by third parties arising out of any action taken or not taken in Executive’s capacity as an officer or employee of the Company or its subsidiaries; provided, that Executive acted in good faith and in a manner that Executive reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that Executive’s conduct was unlawful, (ii) advance to Executive all reasonable and documented out of pocket costs and expenses incurred by Executive in connection with the foregoing clause (i), including but not limited to attorneys’ fees, and (iii) provide for Executive to be covered by D&O insurance, with respect to clauses (i) and (ii), on the same terms as are made available to the CEO and/or members of the Board, as applicable; provided that, this Agreement constitutes an undertaking that amounts advanced under clause (ii) shall be promptly repaid to the Company by Executive if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company pursuant to this Section 19. Nothing shall limit any right that Executive may have in respect of indemnification, advancement or liability insurance coverage under any other policy, plan, contract or arrangement of the Company or its subsidiaries or under applicable law with respect to his or her services as an officer or employee for the Company or its subsidiaries, and the Company shall not change any right to such indemnification or advancement with respect to Executive after his or her termination of employment.
20.
No Mitigation; Offset. In the event of any termination of employment, Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The preceding sentence shall not limit the Company’s right to enforce the termination provisions set forth in Section 4 above, or the repayment or recoupment provisions in Section 22(d) and Section 23 below.
21.
Effect on Other Plans and Agreements. An election by Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of Executive under the Company’s benefit plans, programs or policies except to the extent specifically provided in Section 7 above, and except that Executive shall have no rights to continue any severance benefits under any Company severance pay plan, offer letter or otherwise. Except for the PIIA Agreement, in the event that Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall Executive be entitled to cash severance payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.
22.
Governing Law; Venue and Enforcement.
(a)
This Agreement will be governed by and construed in accordance with applicable federal laws and, to the extent not inconsistent with or preempted by, the laws of Connecticut, including any applicable statutes of limitation, without regard to any otherwise applicable principles of conflicts of laws or choice of law rules (whether of the State of Connecticut or any other jurisdiction) that would result in the application of the substantive or procedural rules or law of any other jurisdiction.
(b)
Each party agrees that any controversy or claim arising out of or relating to this Agreement or the alleged breach hereof shall be instituted in the United States District Court for the District of Connecticut, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the State of Connecticut, and Executive and the Company consent to the personal and exclusive jurisdiction of such court(s) and waive any objection(s) that any such party may have to personal jurisdiction, the laying of venue of any such proceedings and any claim or defense of inconvenient forum.
(c)
Any award shall be payable to Executive no later than the end of Executive’s first taxable year in which the Company either concedes the amount (or portion of the amount) payable or is required to make payment pursuant to a judgment by a court, and shall include interest on any amounts due and payable to Executive from the date due to the date of payment, calculated at one hundred and ten percent (110%) of the base lending in effect at Citibank, N.A. (or its successor) on the first of each month.
(d)
If it is necessary or desirable for Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement of any or all of Executive’s rights under this Agreement, the Company shall, within thirty (30) days after receipt of an invoice certifying payment by Executive of such attorney fees, or payment of such other costs and expenses, reimburse Executive’s reasonable attorneys’ fees and costs and such other expenses, including expenses of any expert witnesses, in connection with the enforcement of said rights in an amount not to exceed $100,000; provided, that to the extent (and only to the extent) such expenses are subject to Section 409A, in no event shall any payment of Executive’s fees, costs, and expenses be made after the last day of Executive’s taxable year following the taxable year in which the expense was incurred; provided, further, that Executive shall repay any such advance of fees, costs, and expenses (and no additional advances or reimbursements shall be made) (i) if there is a specific judicial finding that Executive’s request to litigate was frivolous, unreasonable or without foundation; (ii) if it has been finally determined that Executive’s termination of employment for Cause was proper; or (iii) if the Company determines in good faith that as of the date of Executive’s termination of employment and service, grounds for an involuntary termination for Cause had existed.
23.
Recoupment. Executive shall be required to repay incentive pay received throughout Executive’s employment to the Company as described in this Section 23, and the Company may offset payments otherwise due and payable under this Agreement by the amounts required to be repaid under this Section 23. Repayment of incentive pay shall be required if, and to the extent that, the Compensation Committee determines, in its sole discretion, that repayment is due on account of a restatement of the Company’s financial statements or otherwise pursuant to any clawback or compensation recoupment policy as may be in effect or amended from time to time) (the “Recoupment Policy”). Where the result of a performance measure was a factor in determining the compensation awarded or paid, but (i) the subsequently-restated performance measure was not the only factor used to determine the compensation awarded or paid, or (ii) the incentive-based compensation is not awarded or paid on a formulaic basis, the Committee will determine in its discretion the amount, if any, by which the payment or award should be reduced or recouped. If the Committee seeks to recover payment of incentive pay as a result of a restatement of the Company’s financial statements or otherwise under the Recoupment Policy, Executive shall pay to the Company, as applicable, (A) all or a portion (as determined by the Committee in its sole discretion) of the amount by which the payment received by Executive exceeds the amount that would have been paid to Executive based on the restated financial statements, or (B) the amount (as determined by the Committee in its sole discretion) to be repaid pursuant to the Recoupment Policy. Nothing in this Section 23 shall preclude the Company (or any other person) from taking any other action.
24.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

INVIVYD, INC.

By: /s/ William Duke, Jr.

Its: Chief Financial Officer

MICHAEL MINA

/s/ Michael Mina
[***]

[***]

Appendix A

Outside Activities

Appendix B

PIIA Agreement

Appendix C

FORM SEPARATION AGREEMENT

[Date]

[Name]

[Address]

Re: Separation Agreement

Dear [Name]:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Invivyd, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.
Separation. Your last day of work with the Company and your employment termination date will be [Date] (the “Separation Date”).
2.
Accrued Salary. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.
3.
Severance Benefits. If you execute and do not revoke this Agreement, and comply with its terms, the Company will provide you with the following Severance Benefits pursuant to the terms of your [month, date, year] Employment Agreement.

The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short-term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15, 20__. For purposes of Code Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4.
Benefit Plans.

If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on [the Separation Date] or [the last day of the month in which separation occurs]. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

You may be eligible for unemployment insurance benefits after the Separation Date.

5.
Stock Options. You were granted options to purchase shares of the Company’s common stock, pursuant to the Company’s 2026 Inducement Plan and the Company’s 2021 Equity Incentive Plan (the “Plans”). Under the terms of the Plans and your stock option grants, vesting will cease as of the Separation Date, all of your then vested options will remain outstanding for twelve (12) months after the date of such termination and all of your then unvested options will terminate and be forfeited as of the date of such termination.
6.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, as of the Separation Date, you have been fully paid any and all compensation, severance, benefits due to you, including all wages, salary, commissions, bonuses, options, shares, stock, incentive payments, equity interests, profit-sharing payments, expense reimbursements, accrued but unused vacation pay, leave or other benefits.
7.
Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
8.
Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions ). If you are subject to a Company-issued litigation hold and information preservation obligation, and any such information (e.g., telephone text messages) cannot be returned to the Company at this time, you must abide by those legal obligations and not destroy, discard, alter or erase any such information. Please coordinate return of Company property with [name/title]. Receipt of the severance benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.
9.
Confidential Information; Reaffirmation of Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Assignment Agreement that you entered into as part of your employment (“PIIA Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competition activities. By signing this Agreement, except as modified herein, you hereby reaffirm your continuing obligations under the PIIA Agreement to the Company, which may include, but are not limited to, non-competition and non-solicitation provisions. If you have any doubts as to the scope of the restrictions in your PIIA Agreement, you should contact Jill Andersen, Chief Legal Officer immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the agreement that you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
10.
Non-Compete. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, you agree that during the one year period after the Separation Date, you will not, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in (except as the holder of not more than one percent (1%) of the outstanding stock of a publicly-held company), work or consult for or otherwise join, participate in or affiliate yourself with, any business whose business, products or operations are in any respect involved in Conflicting Services (defined below) anywhere in the Restricted Territory (defined below). Should you obtain other employment within 12 months immediately following the Separation Date, you agree to provide written notification to the Company as to the name and address of your new employer, the position that you expect to hold, and a general description of your duties and responsibilities, at least three business days prior to starting such employment.
a)
The parties agree that for purposes of this Agreement, “Conflicting Services” means any business or part thereof that develops, manufactures, markets, licenses, sells or provides (i) monoclonal antibodies for prevention or treatment of infectious diseases or (ii) any product or service that competes with monoclonal antibodies for the prevention or treatment of infectious diseases, in each case where such product or service was developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company at any time during your employment with the Company, except for a vaccine product or service that is being developed for, or is authorized or approved for, multi-year immunity duration, with administration no more frequent than biennially.
b)
The parties further agree that for purposes of this Agreement, “Restricted Territory” means the geographic areas in which you provided services for the Company or had a material presence or influence, during any time within the last two years prior to the Separation Date.
11.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this

Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
12.
Non-Disparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. You further agree that, by no later than the Effective Date, you shall delete or otherwise remove any and all disparaging public comments or statements that you made about or relating to the Company, including, but not limited to, comments in online forums or on websites (including, but not limited to, Facebook, Glassdoor, Yelp, and LinkedIn), if applicable.
13.
Cooperation after Termination. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.
14.
Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

• has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

• has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866 (42 U.S.C. 1981); the Civil Rights Act of 1991; the Genetic Information Nondiscrimination Act which prohibit discrimination based on race, color, national origin, religion, genetic information or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; the Age Discrimination in Employment Act (ADEA), which prohibits discrimination based on age; the Older Workers Benefit Protection Act; the National Labor Relations Act; the Lily Ledbetter Fair Pay Act; the anti-retaliation provisions of the Sarbanes-Oxley Act or any other federal or state law regarding whistleblower retaliation; the Connecticut Whistleblower Law; the Connecticut Fair Employment Practices Act; all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;

• has violated any employment statutes, such as the WARN Act which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters, as well as state and local wage and hour laws; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws and wage and hour laws;

• has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed or your right to enforce this Agreement. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

15.
Your Acknowledgments and Affirmations/ Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given [twenty-one (21)/forty-five (45)1] days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) business days following your execution of this Agreement to revoke this Agreement by providing written notice of your decision to revoke the Agreement to the Company, Attention: Jill Andersen, Chief Legal Officer, 205 Church Street, New Haven CT 06510, by no later than 12:01 a.m. on the eighth (8th) calendar day after the date by which you have signed this Agreement (the “Revocation Deadline”); and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the "Effective Date"), which shall be the eighth business day after this Agreement is executed by you [and (f) you acknowledge that with your receipt of this Agreement, you also received an “Age Discrimination in Employment Act Disclosure,” attached as Exhibit A]2.
16.
No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
17.
Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement and to the extent already paid, you shall be required to return any such payments already made to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10 and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.
18.
Miscellaneous. Except as set forth within this Agreement, including any exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including with respect to any such promises, warranties or representations as set forth in the Offer Letter and the Employment Agreement. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court

1, 2 Applicable only in event of group layoff.

so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Connecticut as applied to contracts made and to be performed in whole or in part within Connecticut. To the fullest extent allowable by law, any dispute concerning this Agreement shall be resolved in the United States District Court with jurisdiction over New Haven, Connecticut, and you and the Company consent to the personal and exclusive jurisdiction of such court and waive any objection(s) that any such party may have to personal jurisdiction, the laying of venue of any such proceedings and any claim or defense of inconvenient forum.

If this Agreement is acceptable to you, please sign below and return the original to me on or after your Separation Date, but no later than the date that is [twenty-one (21)/forty-five (45)] days after you receive this Agreement. This offer will expire if we have not received your executed copy by that date.

I wish you good luck in your future endeavors.

Sincerely,

Invivyd, Inc.

By: ____________________________________

Julie Green
Chief Human Resources Officer

Agreed to and Accepted:

________________________________________

Michael Mina

CONSIDERATION PERIOD

I, ____________________, understand that I have the right to take at least [21][45] days to consider whether to sign this Agreement, which I received on ___________ __, 20__. If I elect to sign this Agreement before [21][45] days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Agreed:

Signature

__________________________________________

Date